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Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release: Tuesday, July 29, 2003	Contact: John Daniel (215) 862-7900

KEY ENERGY ANNOUNCES SECOND QUARTER EARNINGS AND STRONG CASH FLOW

MIDLAND, TX, July 29, 2003 — Key Energy Services, Inc. (NYSE: KEG) today announced its operating results for the quarter ended June 30, 2003.

Earnings per diluted share for the June 2003 quarter were approximately $0.05 versus a loss per share of approximately $0.05 for the June 2002 quarter. Revenue for the June 2003 quarter totaled approximately $239.6 million versus approximately $169.7 million for the June 2002 quarter. On a sequential basis, revenue for the June 2003 quarter increased approximately $24.5 million, or 11.4%, over the revenue for the March 2003 quarter while earnings per diluted share for the June 2003 quarter improved $0.06 over a loss per share of $0.01 for the March 2003 quarter.

During the June 2003 quarter, industry conditions continued to improve modestly. Rig hours for the June 2003 quarter totaled approximately 601,800, representing a 5.3% increase over total rig hours of approximately 571,400 for the March 2003 quarter and an 11.6% increase over total rig hours of approximately 539,300 for the June 2002 quarter. During July 2003, activity levels have continued to improve, with total weekly rig hours currently approaching 48,000, excluding the July 4th holiday week, compared to an average of 47,200 for the June 2003 quarter. Additionally, pricing increases that were announced in April have been implemented in most of the Company's operating regions.

The improved operating results and strong cash flow for the June 2003 quarter are a direct result of increased demand for production services, an increase in the contribution from the Q Services acquisition, particularly the pressure pumping business, and the successful consolidation of Q Services' trucking and rental tool operations. During the June 2003 quarter, pressure pumping business activity increased significantly over the March 2003 quarter. With the recent completion of the Company's $150 million 6 3/8% Senior Notes offering and the Company's ability to generate strong free cash flow, as evidenced by the June quarter's results, the Company will be in the position to retire its $97.5 million 14% Senior Subordinated Notes later this year or in January 2004. The retirement of the 14% Notes will result in a decrease in annual cash interest payments of over $10 million.

Francis D. John, Chairman and CEO, stated "We are pleased with the strength in activity levels, both in our U.S. and international operations. Our recent pricing initiatives, which were implemented during the June 2003 quarter, are now in place. Based on current activity and anticipated increases in demand for our services, we expect to see continued improvement in our operating results over the next several quarters."

Mr. John further commented, "We continue to believe that industry demand for drilling and production services, particularly in the natural gas producing regions, will improve over the next several quarters. With accelerating decline curves in most U.S. natural gas wells and anticipated increases in industrial demand, we believe that natural gas prices should remain at levels attractive for both increased exploration and development by our customers."

Mr. John concluded, "A prolonged, modest upcycle, which we believe we are currently in, should yield tremendous benefits to our stakeholders. Our ability to generate strong free cash flow will allow us to continue our efforts in upgrading equipment, investing in safety and training and introducing technology. We will continue to reduce debt and strengthen the balance sheet. As previously stated, it is our corporate objective to be in a position to pay a dividend or repurchase shares within the next two to three years."

6 Desta Drive, Midland, TX 79705

Key Energy Services, Inc. is the world's largest rig-based, onshore well service company and owns approximately 1,492 well service rigs, 2,295 oilfield service vehicles, as well as 76 drilling rigs. The Company provides diversified energy operations including well servicing, contract drilling and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina, Egypt and Canada.

Certain comments contained in this news release concerning the business outlook and anticipated financial results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that act. Whenever possible, the Company has identified these "forward-looking statements" by words such as "expects","believes", "anticipates" and similar phrases. The forward-looking statements are based upon management's expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the financial results or components will be as estimated. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

	Three Months Ended June 30,		Six Months Ended June 30,
(Thousands, except per share data)
	2003	2002	2003	2002
REVENUES:
Well servicing	$219,970	$154,051	$419,128	$308,485
Contract drilling	18,511	13,130	33,106	27,092
Other	1,114	2,568	2,485	4,413

TOTAL REVENUES	239,595	169,749	454,719	339,990

COSTS AND EXPENSES:
Well servicing	154,333	121,003	301,238	234,361
Contract drilling	13,189	10,387	24,337	21,453
Depreciation, depletion and amortization	25,690	20,783	51,291	40,672
General and administrative	23,585	16,881	45,703	30,575
Interest	12,166	10,411	23,214	20,286
Other expenses	974	1,245	1,889	2,196
Foreign currency translation gain, Argentina	—	(401)	—	(401)
(Gain) loss on retirement of debt	(14)	(11)	(16)	8,457

TOTAL COSTS AND EXPENSES	229,923	180,298	447,656	357,599

Income (loss) before income taxes	9,672	(10,549)	7,063	(17,609)
Income tax (expense) benefit	(3,519)	4,686	(2,684)	7,120

NET INCOME (LOSS)	$6,153	$(5,863)	$4,379	$(10,489)

EARNINGS (LOSS) PER SHARE:
Net income (loss)
Basic	$0.05	$(0.05)	$0.03	$(0.10)
Diluted	$0.05	$(0.05)	$0.03	$(0.10)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	129,128	109,776	128,765	109,225
Diluted	131,356	109,776	130,761	109,225

ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA (UNAUDITED)

	As of and for the Three Months Ended
	June 30, 2003	March 31, 2003
Rig Hours:
Daylight rigs	468,858	457,905
24-hour rigs	80,646	71,507
Drilling rigs	52,272	41,989
Trucking Hours:	719,005	691,108
Selected Balance Sheet Data (dollars in thousands):
Cash and cash equivalents	$72,664	$3,562
Total assets	$1,587,459	$1,492,614
Net funded debt:
Total debt (including capital leases)	$558,700	$499,069
Less: Cash and cash equivalents	72,664	3,562

Net funded debt	$486,036	$495,507

Total capitalization:
Net funded debt	$486,036	$495,507
Stockholders' equity	718,490	699,208

Total capitalization	$1,204,526	$1,194,715

Net funded debt/total capitalization (1)	40.4%	41.5%
Capital expenditures	$23,636	$19,218

(1)
Management considers net funded debt/total capitalization to be a measure of liquidity and believes that it is a more useful measure than total debt/total capitalization since the cash on hand can be used to retire outstanding debt.

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KEY ENERGY ANNOUNCES SECOND QUARTER EARNINGS AND STRONG CASH FLOW